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CONTACTS:
David B. Frank                                      Norris Battin
Jennifer R. Wall                                    The Cooper Companies, Inc.
D.F. King & Co., Inc.                               714-597-8130   Ext. 3343 or
212-269-5550                                        714/673-4299


FOR IMMEDIATE RELEASE


                THE COOPER COMPANIES REPORTS STRONG FIRST QUARTER
                          AS EARNINGS PER SHARE TRIPLE

     Company Expects Full Fiscal Year Results Will Exceed 75 Cents Per Share


PLEASANTON, Calif., March 5, 1996 -- The Cooper Companies, Inc., (NYSE:COO) today reported financial results for the first quarter of fiscal 1996, which ended January 31, 1996.

The Company reported net income of $652 thousand or 6 cents per share compared to $275 thousand or 2 cents per share in the comparable quarter of the prior year. Income from operations grew 73% to $1.7 million from $980 thousand in last year's first quarter. Revenue declined 4% to $22.2 million from $23.2 million the prior year, as a 17% decline at the Company's Hospital Group of America
(HGA) unit offset combined sales growth of 7% at its two core businesses, CooperVision and CooperSurgical.

Commenting on the first quarter's performance, A. Thomas Bender, President and Chief Executive Officer, said, "This quarter was a solid start for what I expect to be a most exciting and rewarding year for our shareholders and the Company. In our seasonally slow first quarter, we tripled earnings per share compared to last year with continued healthy performance in our two core businesses:
CooperVision, which markets specialty contact lenses and CooperSurgical, which markets gynecological devices. Expense reductions continue through the consolidation of our corporate headquarters in Pleasanton and lower research and development costs. Based on our current estimates, we are now on track to exceed earnings per share of 75 cents this fiscal year. This would represent an increase of more than 100% over fiscal 1995, excluding non-recurring items."

Non-recurring items in fiscal 1995, in addition to settlements of disputes, net and restructuring costs, included approximately $1 million for the favorable impact of certain non-operational adjustments made primarily for corporate collections and reserves. Excluding the effect of these items, the Company's 1995 results would have been approximately $4.1 million or 36 cents per share.

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First Quarter Business Unit Performance

CooperVision's first quarter sales grew 8% to $10.1 million compared to last year. This was somewhat less than expected growth, as contact lens practitioners reported fewer patient visits than expected during the quarter due to the extreme weather. CooperVision sales for the fiscal year are expected to show mid-teens percentage gains. Historically, contact lens sales have been seasonally lower throughout the industry in the period covered by the Company's first two fiscal quarters.

Sales of toric lenses to correct astigmatism, CooperVision's leading product group, grew 24% during the first quarter and now account for about one-half of its sales. Recent market research data leads CooperVision to believe that it is now the fastest growing company in the United States in this high-margin, high-growth market segment.

Income from operations at CooperVision grew approximately 25% during the first quarter versus the comparable period in 1995, primarily due to the shift in product mix to higher margin toric lenses.

CooperSurgical's sales mix continued to shift to its gynecology product line, which now accounts for 75% of its sales. Gynecological product sales grew 15% compared to the first quarter of 1995. The RUMI(TM) uterine manipulator product line acquired last June exceeded its sales expectations. CooperSurgical's first quarter sales were $3.5 million, up 3% from the comparable period last year as a decline in sales of its non-strategic surgical products was offset by strong sales of its gynecology products. The favorable impact of last year's restructuring significantly improved the unit's income from operations during the quarter.

In February, CooperSurgical signed a letter of intent to acquire Unimar, Inc., a leading provider of specialized instruments for gynecology. With this acquisition, approximately 90% of CooperSurgical's sales would be generated by gynecological products, moving it into a top-tier position in women's healthcare. The addition of Unimar is expected to increase CooperSurgical's revenues by about 50% in the first full year of combined operations and would enable the unit to offer the broadest line of instruments available for the growing outpatient gynecological market in the United States.

Revenue at HGA was $8.7 million versus $10.5 million in 1995's fiscal first quarter, a 17% decline. Late in the quarter, a transition of the medical staff began at Hampton Hospital as a result of the settlement of a dispute with the physician group that formerly staffed it. Before the changeover period, Hampton's revenue declined significantly. Further, poor weather reduced admissions and outpatient visits throughout HGA during the quarter. Additionally, HGA no longer receives revenue from a contract to manage other psychiatric facilities that was in place through May of 1995.

Total HGA revenue in January improved, as the new Hampton staff began to service patients. During the quarter, HGA opened three new outpatient treatment units ancillary to its hospital facilities.


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Fiscal Year Business Outlook

The following statements and any mention of them above are based on current expectations that contain a number of risks and uncertainties. These statements are forward-looking and actual results may differ materially. Factors that could cause or contribute to such differences include: major changes in business conditions and the economy in general, new competitive inroads, changes in governmental medical reimbursement programs, unforeseen litigation, changes in interest rates, any decision to divest certain businesses and the cost of acquisition activity, particularly in the event of a large acquisition that is not ultimately completed.

The Cooper Companies anticipates that its earnings per share for fiscal 1996 will exceed 75 cents and its revenue will achieve double-digit growth based mainly on these expectations:

CooperVision sales will grow at mid-teens percentages during fiscal 1996 as it continues to gain significant market share in the toric segment of the global contact lens market.

CooperSurgical will complete its acquisition of Unimar during the second quarter of 1996, and income from operations will reach 10% of sales in the combined businesses for the full year. The Unimar acquisition is subject to the signing of a definitive agreement and satisfaction of closing conditions.

HGA will outperform its 1995 operating results based on its strong January performance, the turn around at Hampton Hospital and the addition of its new outpatient clinics.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and services. CooperVision, Inc., located in Irvine, CA, with additional manufacturing facilities in Huntington Beach, CA, Rochester, NY, and Ontario and Quebec, Canada, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., located in Shelton, CT, markets diagnostic and surgical instruments and accessories for the gynecological market. Hospital Group of America, Inc. provides psychiatric services through hospitals and satellite locations in New Jersey, Delaware and Illinois.


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NOTE: The Cooper Companies, Inc. press releases and selected financial data are available at no charge through Business Wire's NewsOnDemand Service and on Business Wire's Personal Web Box service. For a menu of available information on the Company or to retrieve specific information, call 1-800-356-0742, or http://www.hnt.com/bizwire on the Internet.




                            (FINANCIAL TABLES FOLLOW)



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                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statement of Income
                    (In thousands, except per share figures)
                                   (Unaudited)


                                                                  Three Months Ended
                                                                     January 31,
                                                                1996               1995
                                                              --------           --------
Net sales of products                                         $ 13,554           $ 12,718
Net service revenue                                              8,695             10,492
                                                                ------             ------
   Net operating revenue                                        22,249             23,210
                                                                ------             ------
Cost of products sold                                            4,141              4,232
Cost of services provided                                        9,146             10,104
Selling, general and administrative expense                      6,759              6,615
Research and development expense                                   277              1,067
Amortization of intangibles                                        227                212
                                                               -------             ------
Income from operations                                           1,699                980
                                                                ------             ------
Credit for settlement of disputes, net                             167                328
Investment income, net                                             119                124
Interest expense                                                 1,294              1,090
Other (expense) income, net                                   (     14)                 1
                                                               -------           --------
Income before income taxes                                         677                343
Provision for income taxes                                          25                 68
                                                              --------           --------
Net income                                                   $     652          $     275
                                                              --------           --------
                                                              --------           --------

Net income per common share                                  $    0.06          $    0.02
                                                              --------           --------
                                                              --------           --------

Average number of common shares outstanding                     11,707             11,592
                                                                ------             ------
                                                                ------             ------

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                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheet
                                 (In thousands)
                                   (Unaudited)

                                                         January 31,      October 31,
                                                            1996             1995
                                                         -----------      -----------
                                     ASSETS
Current assets:
  Cash and cash equivalents                              $   3,680        $ 11,207
  Trade receivables, net                                    19,183          17,717
  Inventories                                               10,153           9,570
  Other current assets                                       2,287           2,734
                                                           -------         -------
       Total current assets                                 35,303          41,228
                                                           -------         -------
Property, plant and equipment, net                          33,804          34,062
Intangibles, net                                            14,539          14,933
Other assets                                                 1,697           1,769
                                                           -------         -------
                                                         $  85,343       $  91,992
                                                           -------         -------
                                                           -------         -------


                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current installments of long-term debt                $      831       $   2,288
  Notes payable                                              1,708           1,025
  Other current liabilities                                 30,326          36,300
                                                           -------         -------
       Total current liabilities                            32,865          39,613
                                                           -------         -------

Long-term debt                                              44,575          43,490
Other liabilities                                            8,942          10,638
                                                           -------         -------
       Total liabilities                                    86,382          93,741
                                                           -------         -------

Common stock, $.10 par value                                 1,165           1,158
Additional paid-in capital                                 183,952         183,840
Translation adjustments                                  (     350)      (     333)
Unamortized restricted stock award compensation          (      44)              -
Accumulated deficit                                       (185,762)       (186,414)
                                                           -------         -------
       Total stockholders' equity (deficit)              (   1,039)      (   1,749)
                                                          --------        --------
                                                         $  85,343       $  91,992
                                                          --------        --------
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